Exhibit 10.1

INVESTMENT AGREEMENT

DATED AS OF NOVEMBER 10, 2023,

by and among

GENESISCARE USA, INC.,

GENESISCARE USA HOLDINGS, INC.,

and

AMERICAN SHARED HOSPITAL SERVICES

i

ii

iii

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of November 10, 2023, is made by and among (a) American Shared Hospital Services, a California corporation (“Purchaser”), (b) GenesisCare USA, Inc., a Florida corporation (as in existence on the date hereof, as a debtor-in-possession and a reorganized debtor, as applicable, “Seller”), and (c) GenesisCare USA Holdings, Inc., a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession and a reorganized debtor, as applicable, “Topco”). Purchaser, Seller, and Topco are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein or in Article X.

WHEREAS, on June 1, 2023 (the “Petition Date”), Seller and Topco, together with certain of their respective Affiliates, commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes under Case No. 23-90614 (DRJ) (Bankr. S.D. Tex.) (collectively, the “Bankruptcy Cases”) to implement a financial and organizational restructuring in accordance with the terms and conditions set forth therein (the “Restructuring”) for the existing debt, equity and other obligations of such Affiliates through confirmation of a chapter 11 plan of reorganization, the Joint Chapter 11 Plan of Reorganization of Genesis Care Finance Pty Ltd. and Its Debtor Affiliates [Docket No. 705] (as may be amended, supplemented or otherwise modified from time to time, the “Plan”);

WHEREAS, as of immediately prior to the Closing, Seller owns sixty percent (60.00%) of the equity interests of Southern New England Regional Cancer Center, LLC, a Rhode Island limited liability company (“SNERCC”), and sixty percent (60.00%) of the Roger Williams Radiation Therapy, LLC, a Rhode Island limited liability company, (“RWRT”, and together with SNERRC, each a “Company” and collectively, the “Companies” and such equity interests, the “Equity Interests”);

WHEREAS, Purchaser desires to acquire (i) one hundred percent (100.00%) of the Equity Interests and (ii) the Commercial Payor Contracts listed on Schedule A to that certain Bill of Sale and Assignment and Assumption Agreement (the “Acquired Contracts”) attached hereto as Exhibit B, in each case owned by the Seller on the terms and conditions and pursuant to the transactions set forth herein (the “Acquisition”);

WHEREAS, subject to the entry of an order by the Bankruptcy Court confirming the Plan (the “Confirmation Order”, the satisfaction (or to the extent permitted by Law, written waiver by the Parties) on or prior to the Closing Date, of each of the conditions to Closing in Article VII of this Agreement, at the Closing, Purchaser will purchase the Equity Interests and the Acquired Contracts from Seller, and Seller will sell, convey, assign, and transfer to Purchaser the Equity Interests and the Acquired Contracts, in accordance with the Plan and the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement, the Plan, and the Confirmation Order.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows.

ARTICLE I
PURCHASE AND SALE OF EQUITY INTERESTS AND ACQUIRED CONTRACTS

1.1    Purchase and Sale of Equity Interests and Acquired Contracts.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser hereby agrees to consummate the Acquisition and shall purchase, and Seller, in exchange for payment in cash of the Purchase Price, hereby agrees to and shall sell, convey, assign and transfer to Purchaser, the Equity Interests and the Acquired Contracts (including the Assumed Liabilities) free and clear of any and all Encumbrances (other than restrictions on transfer arising under applicable securities Laws or as otherwise set forth in any Company’s Organizational Documents).

(b)    On the terms and subject to the conditions set forth herein and in the Confirmation Order, effective as of the Closing, in addition to the cash payment of the Purchase Price in accordance with Section 1.2, Purchaser shall irrevocably assume and hereby agrees to pay, satisfy, discharge and perform all of the Liabilities of Seller (or with respect to Taxes, if applicable, Seller’s applicable Affiliate), its Subsidiaries and Affiliates to the extent related to or arising out of the Acquired Contracts accruing or arising at or after the Closing (collectively, the “Assumed Liabilities”).

1.2    Consideration; Payment.

(a)    The aggregate consideration to be paid by Purchaser for the purchase of the Equity Interests and the Acquired Contracts pursuant to Section 1.1 shall be a cash payment of $2,850,000.00 (the “Purchase Price”).

(b)    At the Closing (as defined herein), Purchaser shall deliver, or cause to be delivered, to Seller (or such other Person that Seller may designate in writing to receive such payment) the Purchase Price less the Deposit (as defined in Section 1.4, and such payment, the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Seller (or Seller’s designee) at least two (2) Business Days prior to the date on which the Closing Date Payment is to be made.

1.3    Closing. The closing of the Acquisition of the purchase and sale of the Equity Interests and the Acquired Contracts, the delivery of the Closing Date Payment, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement and the Plan (the “Closing”) will take place by telephone conference and electronic exchange of documents at 10:00 am Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.4    Deposit.

(a)    Purchaser has, on or prior to the date hereof, made an earnest money deposit with Acquiom Clearinghouse LLC (the “Escrow Agent”) in the amount equal to $285,000.00 (the “Deposit”), by wire transfer of immediately available funds for deposit into a separate, segregated, non-interest bearing escrow account maintained by the Escrow Agent in accordance with the Bidding Procedures Order. The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Party and shall be applied against payment of the Purchase Price on the Closing Date.

(b)    If this Agreement is terminated by Topco pursuant to Section 8.1(d) or 8.1(f) (or by Purchaser pursuant to Section 8.1(b) or 8.1(c), in each case in circumstances where Topco would be entitled to terminate this Agreement pursuant to Section 8.1(d) or 8.1(f)), then Seller or its designee(s) shall retain 100% of the Deposit (together with all investment interest thereon, if any).

(c)    If this Agreement is terminated by any Party in accordance with Section 8.1, other than as contemplated by Section 1.4(b), then 100% of the Deposit (together with all investment interest thereon, if any) shall be returned to Purchaser within five (5) Business Days after such termination.

(d)    The Parties agree Seller’s right to the Deposit, as set forth in Section 1.4(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby or thereby, which amount would otherwise be impossible to calculate with precision. The Parties further agree that Seller’s receipt of the Deposit shall not restrict, impair or otherwise limit any other remedies available to Seller under this Agreement (including those remedies set forth in Section 9.12) or at law or in equity.

(e)    If the Closing occurs, the Deposit (together with all investment interest thereon, if any) shall be transferred to Seller or its designee(s) on the Closing Date in satisfaction of the balance of the Purchase Price, required to be delivered pursuant to Section 1.2(b).

1.5    Withholding. Purchaser shall not be entitled to deduct and withhold from any amounts payable pursuant to this Agreement; provided that Purchaser shall be entitled to deduct and withhold any Taxes required to be held under Section 1445 of the Code if Seller fails to deliver at or prior to Closing either an IRS Form W-9 executed by Seller or Seller’s regarded owner for U.S. federal income Tax purposes or a certificate stating that the interests in each Company are not “United States real property interests” (within the meaning of Section 897 of the Code), in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE COMPANIES1

Except as (a) disclosed in any forms, statements or other documents filed with the Bankruptcy Court or (b) set forth in the schedules delivered by Seller concurrently herewith (each, a “Schedule” and collectively, the “Schedules”) and subject to Section 9.10, Seller represents and warrants to Purchaser as of the date hereof or, if such representation and warranty is expressly made as of a different date, as of such different date, as follows.

2.1    Organization and Qualification and Capitalization of Companies.

(a)    The Companies do not have any Subsidiaries.

(b)    Each Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority necessary to enter into this Agreement and perform its obligations hereunder. Each Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable law) under the laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)     Other than as set forth in the Organizational Documents of any Company, there are no outstanding options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire, shares of capital stock or other equity securities of any Company or to receive payments based in whole or in part upon the value of the capital stock or other equity securities of any Company. Other than the Organizational Documents of the Companies, as of the Closing, (i) there will be no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of any Company and (ii) there will be no Contracts of any Company to repurchase, redeem or otherwise acquire any of the Equity Interests or the Acquired Contracts.

2.2    Issuance. Subject to entry by the Bankruptcy Court of the Confirmation Order and the terms and effectiveness of the Plan, the transfer of the Equity Interests to Purchaser hereunder in connection with the Acquisition and pursuant to the Plan shall have been duly and validly authorized and, when the Equity Interests are delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws or as otherwise set forth any Company’s Organizational Documents.

2.3    Conflicts; Consents. Assuming that (a) the Confirmation Order and all other requisite Bankruptcy Court approvals are obtained, and (b) the notices, authorizations, approvals, Orders, permits and Consents set forth on Schedule 2.3 are made, given or obtained (as applicable), neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor performance or compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Organizational Documents of any Company, (ii) except as set forth on Schedule 2.3, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Material Contract or accelerate obligations of any Company under any Material Contract, (iii) violate any Law or Order applicable to any Company or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets owned by any Company, except, in the case of clause (ii), (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1      Representations and warranties remain subject to ongoing review of Seller and its advisors in all respects.

2.4    Brokers. Except for PJT Partners L.P (“PJT”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any Company.

2.5    Legal Actions. Except as set forth on Schedule 2.5 and other than any workers compensation claims, there are no, and during the two (2) years preceding the date hereof there have been no, Actions pending or, to the Knowledge of Seller, threatened in writing (a) to which any Company is or was a party or to which any property, rights or interests of any of them is or was subject, except for (i) such Action that, if adversely determined, would not reasonably be expected to result in (x) liabilities or obligations of any nature of any Company following the Closing in excess of $500,000 (in the case of medical malpractice Actions) and in excess of $250,000 (in the case of all other Actions), or (y) equitable remedies that would reasonably be expected to be material and adverse to the Business of any Company, taken as a whole, following the Closing, and (ii) following the Petition Date, claims of creditors or other parties in the Bankruptcy Cases or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement to be entered into by Seller or any Company.

2.6    Compliance with Laws; Permits.

(a)    Except as set forth on Schedule 2.6(a) or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Company is and, to the Knowledge of Seller, the Managed Entities, are and during the two (2) years preceding the date hereof have been, in compliance in all respects with the requirements of all Healthcare Laws and Laws applicable to it or to its properties, and no written notices have been received by, and no claims have been made in writing against such Company or, to the Knowledge of Seller, any of the Managed Entities, alleging a violation of any such Laws (including Healthcare Laws).

(b)    To the Knowledge of Seller, except as set forth on Schedule 2.6(b), each Company possesses and, to the Knowledge of Seller, the Managed Entities, possess all Permits (including Healthcare Permits) that are required to conduct their respective businesses as currently conducted, except for such Permits, the failure to have so obtained, made or delivered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Within the two (2) years preceding the date hereof, no Company or, to the Knowledge of Seller, any Managed Entity, has received written notice of any revocation or modification of any Permit and all such Permits are in full force and effect, except where such revocation or modification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each physician, nurse practitioner, nurse, physician’s assistant, or other allied health professional currently employed or engaged by or on behalf of any Company in the Business and, to the Knowledge of Seller, the Managed Entities, to provide healthcare services in the Business is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws.

(d)    No Company or, to the Knowledge of Seller, any of their respective officers, directors, or managing employees, is or has been within the two (2) years preceding the date hereof: (i) excluded, suspended or debarred from participation in any Governmental Health Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any material allegation of violation of any applicable Healthcare Law, or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(e)    Each Company and, to the Knowledge of Seller, the Managed Entities are in compliance with HIPAA, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or, to the Knowledge of Seller, the Managed Entities has within the two (2) years preceding the date hereof received any written notice or claim of, and there are no investigations or proceedings pending with respect to any alleged “breach” by the or, to the Knowledge of Seller, the Managed Entities, as defined under HIPAA, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

2.7    Financial Statements. Attached to Schedule 2.7 are complete and correct copies of: (a) the unaudited statements of revenues and expenses of each Company for the 12-month period ended June 30, 2023, (b) the unaudited statements of revenues and expenses of each Company for the month of July 2023, and (c) the unaudited trial balances of each Company as of September 30, 2023, (the “Trial Balances”) (the items set forth in clauses (a) through (c), collectively, the “Financial Statements”). The Financial Statements have been prepared based upon the information contained in the Companies’ books and records and present fairly in all material respects the revenues, expenses, assets, and liabilities set forth thereon as of the times and for the periods referred to therein, except for (y) changes resulting from fiscal year-end adjustments, (z) certain revenues, expenses, assets, and liabilities related to corporate and shared services (including the Overhead and Shared Services) shared between the Retained Business of the Seller Parties and the Business of the Companies, including after giving effect to the covenants and agreements of the Parties contained in this Agreement.

2.8    Intellectual Property. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect:

(a)    The conduct of the Business as currently conducted by each Company does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(b)    Within the last two (2) years preceding the date hereof, to the Knowledge of Seller, there has been no unauthorized use, access, failures, breakdowns, interruption, corruption or continued substandard performance of the Company Systems that has caused any material disruption of or interruption in or to the Business.

(c)    With respect to the Business, to the Knowledge of Seller, each Company has complied, and is currently in compliance with, all Data Security Requirements. No Company has (i) to the Knowledge of Seller, experienced any incident in which confidential or sensitive information, payment card data, or personally identifiable information was stolen or improperly accessed or (ii) received any written notices, claims or complaints from any Person with respect thereto, in each case with respect to the Business.

2.9    Title to Property; Leases.

(a)    Owned Real Property. The Companies do not own real property.

(b)    Leased Real Property. Schedule 2.9(b) sets forth the address of each Leased Real Property, including, without limitation, the real property leased by SNERCC and located at 115 Cass Avenue, Woonsocket, RI 02895. Seller has made available to Purchaser or Purchaser’s Advisors true and complete copies of the Lease for the Leased Real Property. Except as set forth on Schedule 2.9(b) (and except as a result of the commencement of the Bankruptcy Cases), with respect to each of the Leases for the Leased Real Property: (i) such Lease is legal, valid, binding, enforceable and in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity; (ii) no Company (except as a result of the Bankruptcy Cases), nor, to the Knowledge of Seller, any other party to the Lease, is in breach or default under such Lease, and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, except, in each case, for such breaches or defaults as would not reasonably be expected to be material to any Company; and (iii) no Company has within the two (2) years preceding the date hereof (1) subleased, licensed or otherwise has, as of the date hereof, granted any Person the right to use or occupy the Leased Real Property or any portion thereof or (2) collaterally assigned or granted any other security interest in such Lease or interest therein.

2.10    Environmental Matters. Except as set forth on Schedule 2.10 or as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (a) each Company is, and for the last two (2) years preceding the date hereof has been, in compliance with all applicable Environmental Laws, (b) each Company possesses all Permits required pursuant to applicable Environmental Laws for the conduct of the Business as currently conducted, (c)  no Company is subject to any outstanding decree, injunction or order issued by any Governmental Body under applicable Environmental Laws, (d) there are no Actions pending against any Company regarding any actual or alleged violation of or liability under Environmental Laws, and (e)  no Company has released any Hazardous Material at the Leased Real Property in quantities or concentrations that currently require investigation, remediation or monitoring by any Company under Environmental Laws. The representations and warranties set forth in this Section 2.10 are the sole and exclusive representations and warranties with respect to environmental, health or safety matters, including without limitation any arising under Environmental Laws.

2.11    Labor and Employment. Except as set forth on Schedule 2.11:

(a)    Each Company and any Affiliate of the Companies employing or providing employees that work in the Business is, to the Knowledge of Seller, in compliance with all applicable Laws respecting labor, employment and employment practices, including those related to wages and hours, collective bargaining, immigration, employment harassment and employment discrimination and employee layoffs, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b)    No Company or any Affiliate of any such Company employing or providing employees that work in the Business is, to the Knowledge of Seller, a party to any collective bargaining agreement, and no employees of Company or any Affiliate of any Company employing or providing employees that work in the Business are represented by any labor union with respect to their employment with any Company or any of its Affiliates. To the Knowledge of Seller, no union organizing or decertification activities are underway or threatened with respect to any employees of any Company. There is not presently pending any material labor strike, slow-down, or work stoppage against any Company. No collective bargaining agreement is currently being negotiated by any Company.

2.12    Employee Benefit Plans.

(a)    Schedule 2.12(a) sets forth a complete and correct list of each material employee benefit plan in which current or former employees of the Business or employees of any Seller Party that work in the Business actively participate, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each other equity or equity-based, deferred compensation, bonus or incentive compensation, pension, retiree medical, disability or life insurance, or supplemental plan, program, contract, agreement or arrangement, each employment, severance, separation, change-of-control and each other benefit or compensation plan, program, contract, agreement or arrangement, in each case (i) that is maintained, sponsored, administered or contributed or required to by any Company for employees or former employees of any Company or by any Affiliate of any Company for employees that work in the Business, or (ii) with respect to which any Company or any of its Affiliate has any current or contingent liability or obligation (each, a “Company Benefit Plan”).

(b)    No Company has, to the knowledge of Seller, neither the Companies nor any Affiliate of the companies have any current or contingent liability or obligation under or relating to any “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 of ERISA. No Company contributes to, has any obligation to contribute to, or has any current or contingent liability under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(c)    Except as set forth on Schedule 2.12(c) or as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:

(i)    Each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and the requirements of any applicable Law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan excluding transactions effected pursuant to a statutory or administrative exemption, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan. There is no pending or threatened Action relating to any Company Benefit Plan nor is there any basis for any such Action.

(ii)    Neither the execution and delivery of this Agreement nor the consummation of any of the other transactions contemplated by this Agreement, either alone or together with another event, will (A) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, whether or not such payment is contingent, (B) increase any benefits or compensation otherwise payable under any Company Benefit Plan or (C) result in the acceleration of the time of payment, vesting or funding of any benefits or compensation.

(iii)    Each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to each such Company Benefit Plan as to its qualified status under the Code, and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan. With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been made and all contributions, distributions, reimbursements and premium payments for any period ending on or before any Closing that are not yet due have been made or accrued. No Company has any obligation to provide any post-employment or post-termination welfare or welfare type benefits to any Person, except as required under Section 4980B of the Code. Each Company has complied with and is in compliance with the requirements of Section 4980B of the Code.

2.13    Material Contracts. True and complete copies of all Material Contracts have been made available to Purchaser or Purchaser’s Advisors. Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Company and, to the Knowledge of Seller, each other party thereto, in each case in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). Subject to requisite Bankruptcy Court approvals and assumption by the applicable Company of the applicable Contract in accordance with applicable Law, and except (a) as a result of the commencement of the Bankruptcy Cases, (b) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced, or (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company, nor, to the Knowledge of Seller, any other party to any Material Contract is in breach of or default under any Material Contract or, during the six (6)-month period prior to the date of this Agreement, has given written notice of breach or default thereunder to any other party thereto.

2.14    Commercial Payors. Schedule 2.14 sets forth a list of the five (5) largest Commercial Payors of each Company measured by gross billings for the fiscal year ended June 30, 2023. No such Commercial Payor has terminated or materially and adversely altered its business relationship or provided written notice of its intention to terminate or materially and adversely alter its business relationship, with any Company.

2.15    Managed Entity Agreements. Schedule 2.15 contains a complete and accurate list of the material Managed Entity Agreements. Except as disclosed in Schedule 2.15 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the date of the Financial Statements, no Managed Entity has cancelled or terminated (except for cancellation or termination of any Managed Entity Agreements pursuant to their respective terms) its business relationship with any Company, as applicable, or has notified any Company, in writing of any intent to do so.

2.16    Transactions with Related Parties. Except for any Contract entered into by the Seller Parties in connection with the Bankruptcy Cases, in connection with compensation or other incidence of employment (including participation in employee benefit plans) or as set forth in Schedule 2.16, there are no Contracts between or among any Company, on the one hand, and any Affiliate of Seller or any executive officer, director or employee of Seller or any Company, or, to the Knowledge of Seller, any relative or spouse of any such officer, director or employee, on the other hand.

2.17    Tax Matters. Except as set forth on Schedule 2.17 or as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:

(a)    All Tax Returns with respect to the Companies required to be filed prior to the Closing Date by the Companies have been prepared and timely filed with the appropriate Taxing Authorities (after giving effect to any valid extensions of time in which to make such filings).

(b)    All Taxes payable by the Companies with respect to the Companies prior to the Closing Date have been timely paid or adequately reserved against in accordance with GAAP, except to the extent the nonpayment thereof is permitted or required by the Bankruptcy Code.

(c)    No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes with respect to the Companies (including any applicable statute of limitation) has been executed or filed with the IRS or any other Taxing Authority by any Company (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), in each case, which is currently in force and could have effect after the Closing Date.

(d)    There are no Encumbrances for Taxes on any of the assets of any Company used in the Business other than Permitted Encumbrances.

(e)    There are no audits or investigations by any Taxing Authority with respect to a material amount of Taxes or any Tax Return of any Company with respect to the Business currently in progress, nor has any Company received notice in writing from any Taxing Authority that it intends to initiate any such an audit or investigation.

(f)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 2.17 and in Section 2.12 (to the extent specifically related to Taxes) shall constitute the sole representations and warranties with respect to Taxes. No representation or warranty is made with respect to the validity of any Tax position or the availability of any Tax attribute for any Tax period (or any portion thereof) following the Closing.

2.18    Absence of Certain Changes or Developments. Except as set forth on Schedule 2.18 or in connection with the transactions contemplated by this Agreement or the Bankruptcy Cases, since the date of the Financial Statements, (a) each Company has conducted the Business in the Ordinary Course, and (b) no event, change or circumstance has occurred that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.19    Sufficiency of Assets. Except for (a) assets and properties used or disposed of in the Ordinary Course, (b) assets, services, rights and benefits to be made available to Purchaser or any Company pursuant to this Agreement, the Plan or any other ancillary agreement contemplated herein or therein, (c) the Overhead and Shared Services provided to the Business by Seller or any Affiliate of any Seller Party, and (d) as set forth on Schedule 2.19 or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, subject to Bankruptcy Court approval, entry of the Bidding Procedures Order and Confirmation Order, and assuming receipt of all other Consents as may be required in connection with the consummation of the transactions contemplated by this Agreement, immediately after giving effect to the Restructuring, the assets and rights owned by or licensed each Company will constitute all of the material assets necessary for Purchaser to operate the Business as of immediately following the Closing in all material respects as conducted by such Companies as of immediately prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (a) disclosed in any forms, statements or other documents filed with the Bankruptcy Court or (b) set forth in the Schedules delivered by Seller concurrently herewith and subject to Section 9.10, Seller represents and warrants to Purchaser as of the date hereof as follows.

3.1    Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of Florida and has all requisite corporate power and authority necessary to enter into this Agreement and perform its obligations hereunder.

3.2    Authorization and Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby or thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby or thereby. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

3.3    Title to Equity Interests. Seller owns the Equity Interests and, at the Closing, Seller shall deliver to Purchaser good and valid title to the Equity Interests, free and clear of all Encumbrances other than restrictions on transfer arising under applicable securities Laws or as otherwise set forth in the Organizational Documents of any Company.

3.4    Conflicts; Consents. Assuming that (a) the Confirmation Order and all other requisite Bankruptcy Court approvals are obtained, and (b) the notices, authorizations, approvals, Orders, permits and Consents set forth on Schedule 3.4 are made, given or obtained (as applicable), neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor performance or compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Organizational Documents of Seller, (ii) except as set forth on Schedule 2.3 or Schedule 3.4, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Contract or accelerate obligations of Seller under any Contract to which Seller is bound, (iii) violate any Law or Order applicable to Seller or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets owned by Seller, except, in the case of clause (ii), (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Seller’s performance of its material obligations under this Agreement.

3.5    Brokers. Except for PJT, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or Topco.

3.6    Legal Actions. Except as set forth on Schedule 3.6, there are no, and during the two (2) years preceding the date hereof there have been no, Actions pending or, to the Knowledge of Seller, threatened in writing to which Seller is or was a party, which would challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except for claims of creditors or other parties in the Bankruptcy Cases following the Petition Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof or, if such representation and warranty is expressly made as of a different date, as of such different date, as follows.

4.1    Organization and Qualification. Purchaser is an entity duly created, formed or organized (as applicable), validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization (as applicable) and has all requisite corporate power and authority necessary to conduct its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.2    Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby or thereby. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

4.3    Conflicts; Consents.

(a)    Assuming that (i) the Confirmation Order and all other requisite Bankruptcy Court approvals are obtained, and (ii) the notices, authorizations, approvals, Orders, permits and Consents set forth on Schedule 4.3(a) are made, given or obtained (as applicable), neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Purchaser’s Organizational Documents, (B) violate any Law or Order applicable to Purchaser, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other material Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (B) through (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the transactions contemplated hereby or thereby.

(b)    Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or Consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby, except (i) where failure to obtain such Consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the transactions contemplated hereby or thereby or (ii) except as set forth on Schedule 4.3(a).

4.4    Financing. Purchaser has, and will have at the Closing, the financial capability and all sufficient cash on hand necessary to pay the Purchase Price in full and to consummate all of the other transactions contemplated to be consummated by it pursuant to this Agreement, including the payment in full of all fees, expenses of, and other amounts required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing and such other dates that such obligations and transactions are required to be satisfied pursuant to the terms hereof. Purchaser affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Purchaser obtains financing for the transactions contemplated by this Agreement.

4.5    Securities Law Matters.

(a)    Purchaser understands that the Equity Interests have not been registered under the Securities Act and that the Equity Interests are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon Purchaser’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

(b)    Purchaser is acquiring the Equity Interests for its own account (or for the accounts for which it is acting as investment advisors or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

(c)    Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of its investment. Purchaser understands and is able to bear any economic risks with such investment. Purchaser acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Companies and to obtain additional information that it has requested.

4.6    Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7    Legal Actions. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that will or would be reasonably likely to adversely affect Purchaser’s performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.8    Certain Arrangements. There are no Contracts, undertakings, commitments or obligations, whether written or oral, between or among any member of the Purchaser Group, on the one hand, and any member of the management of Seller or any Company or any of their respective board of directors (or applicable governing body of any Affiliate of Seller or any Company), any holder of equity or debt securities of Seller or any Company, or any lender or creditor of Seller or any Company or any Affiliate of Seller or any Company, on the other hand, (a) relating in any way to the acquisition of the Equity Interests or the Acquired Contracts or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of Seller or any Company or any of their respective Affiliates to entertain, negotiate or participate in any such transactions.

4.9    Solvency. Purchaser is, and immediately after giving effect to the transactions contemplated by this Agreement each of Purchaser and the Companies shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any Company. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.10    WARN Act and Mass Layoffs. Purchaser does not currently plan or contemplate any plant closings, reduction in force or terminations of employees of any Company that would trigger obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”) or similar laws.

4.11    No Foreign Person. Purchaser is not a “foreign person” as defined in 31 C.F.R. § 800.224 and the transactions contemplated under this Agreement will not constitute a “covered transaction,” as defined at 31 C.F.R. § 800.213.

4.12    No Competitive Assets. Neither Purchaser nor any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold five percent (5%) or more of the economic interest, voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that competes with any Company.

ARTICLE V
BANKRUPTCY COURT MATTERS

5.1     Bankruptcy Actions.

(a)    Seller shall seek approval of the Confirmation Order. Seller may modify the Confirmation Order pursuant to discussions with the United States Trustee assigned to the Bankruptcy Case, the Bankruptcy Court, any creditor or committee representing a group of creditors in the Bankruptcy Case, or any other party in interest, with such modifications being acceptable to Purchaser in its commercially reasonable discretion.

(b)    The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchaser agrees and acknowledges that Seller, including through its Advisors, is and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction pursuant to the terms of the Bidding Procedures Order.

(c)    From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, the Seller Parties shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Confirmation Order.

(d)    Purchaser shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Confirmation Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court.

(e)    Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Seller from the Bankruptcy Court with respect to the transactions contemplated by this Agreement.

(f)    If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Winning Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Back-Up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until the earlier of (i) the closing of the transaction with the Winning Bidder notwithstanding any outside date set forth in such Back-Up Bidder’s proposed purchase agreement or the chapter 11 plan and (ii) the date that is four (4) months following the conclusion of the Auction (the earlier of (i) and (ii), the “Auction Outside Date”). If the Winning Bidder fails to consummate the applicable Alternative Transaction or the purchase agreement with the Winning Bidder is otherwise validly terminated in accordance with its terms, the Back-Up Bidder will be deemed to have the new prevailing bid, and Seller, Topco, and the Companies may consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may have been improved upon in the Auction).

(g)    Each Party acknowledges that this Agreement and the sale of Companies are subject to higher and better bids and Bankruptcy Court approval. Purchaser acknowledges that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Equity Interests and the Acquired Contracts, including giving notice thereof to the creditors of Seller, Companies and other interested parties, providing information about Seller and Companies to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Equity Interests and the Acquired Contracts, conducting an Auction.

(h)    Nothing in this Section 5.1 shall prevent Seller or Topco from modifying the bidding procedures pursuant to the Bidding Procedures Order as necessary or appropriate to maximize value for Seller’s estate in accordance with Seller’s fiduciary obligations.

5.2    Approval. Seller’s and each Company’s respective obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Confirmation Order). Nothing in this Agreement shall require Seller or any Company or any of their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1    Access to Information.

(a)    From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), Topco will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours (so long as consistent with applicable Law and in accordance with the reasonable procedures established by it) to the Companies’ books and records (excluding any personnel files) to the extent related to the Business, in order for Purchaser and its authorized Advisors to access such information regarding the Companies as is reasonably necessary in order to consummate the transactions contemplated by this Agreement; provided that (i) such access does not unreasonably interfere with the normal operations of Seller or any Company, (ii) such access will occur in such a manner as Topco reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and such books and records, (iii) all requests for access will be directed to PJT or such other Person(s) as Topco may designate in writing from time to time, (iv) such access shall not include any environmental sampling, monitoring or testing or other invasive, intrusive, surface or subsurface investigations, assessments or analysis of soil, groundwater, air, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation, and (v) nothing herein will require Topco or any Company to provide access to, or to disclose any information to, Purchaser or any other Person if such access or disclosure would (A) reasonably cause competitive harm to Seller or any Company, (B)  reasonably require any Company to disclose any financial or proprietary information of or regarding any of its Affiliates or otherwise disclose information regarding any of its Affiliates that any Company deems to be commercially sensitive, (C) reasonably waive any legal privilege, (D) reasonably be in violation of applicable Laws or the provisions of any Contract to which any Company or any of its Affiliates is bound or would reasonably violate any fiduciary duty, or (E) require the disclosure of or access to information of the Retained Business (including copies of any consolidated, combined, unitary or other affiliated group Tax Return of Seller).

(b)    The information provided pursuant to this Section 6.1 will be used solely for the purpose of consummating the transactions contemplated by this Agreement and will be governed by all the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall survive the execution of this Agreement through the first to occur of the Closing and two (2) years following the date hereof notwithstanding anything to the contrary therein. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Seller, the Companies and their respective Affiliates make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.1, and none of Purchaser or its Advisors may rely on the accuracy of any such information, in each case, other than the Express Representations defined in Section 6.5(a).

(c)    Purchaser will not, and will not permit any Advisor or any other member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of Seller or any Company or any of their respective Affiliates prior to the Closing with respect to Seller, any Company, or any of their respective businesses (including the Business) or the transactions contemplated by this Agreement, in each case, without the prior written Consent of Topco for each such contact.

(d)    From and after the Closing, Purchaser will, and will cause each Company, the other members of the Purchaser Group, and their respective Advisors to, provide Seller and its authorized Advisors with such information in its possession or under its control (including accounting, Tax and any other information) and reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Companies with respect to periods or occurrences prior to or on the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Topco or any Seller Party, for a period of seven (7) years following the Closing Date, Purchaser shall, and shall cause each such Company to, properly retain and maintain all books and records (in any medium) of such Company, or any portions thereof, relating to periods on or prior to the Closing Date.

6.2    Regulatory Approvals.

(a)     Seller will, and will cause each Company (to the extent it is able) to, (i) make or cause to be made all filings, submissions and notices required to be made by Seller or any Company under any applicable Laws for the consummation of the transactions contemplated by this Agreement, including any material consent required to be issued by the appropriate Governmental Bodies, (ii) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with any filings or notices required to be made by any member of the Purchaser Group pursuant to Section 6.2(b), and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.2(a) or Section 6.2(b) and (B) use reasonable best efforts to take all actions necessary to obtain all required Governmental Authorizations or Consents in connection with such filings.

(b)    Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the transactions contemplated by this Agreement, including, any material consent required to be issued by the appropriate Governmental Bodies, (ii) cooperate with Seller and the Companies in exchanging such information and providing such assistance as Seller or the Companies may reasonably request in connection with any filings made by Seller or any Company pursuant to Section 6.2(a), and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.2(b) or Section 6.2(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required Governmental Authorizations or Consents.

6.3    Reasonable Efforts; Cooperation.

(a)    Subject to the other terms of this Agreement, each Party shall, and shall cause its respective Subsidiaries (and in the case of Seller, each Company (to the extent it is able)) and its and their respective Advisors to, use its and their respective reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date defined in Section 8.1(c), in accordance with the terms hereof and to cooperate with each other Party, its Affiliates and its and their respective Advisors in connection with any step required to be taken as a part of its obligations hereunder. Notwithstanding the foregoing or anything else herein to the contrary, the “reasonable best efforts” of Seller or Companies, as applicable, will not require Seller, any Company or any of their respective Affiliates or Advisors to expend any money to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder.

(b)    The obligations of Seller and the Companies pursuant to this Agreement, including this Section 6.3, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), Seller’s debtor-in-possession financing, Seller’s obligations as a debtor in possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order, and the Confirmation Order), and Seller’s or Companies’ duty to seek and obtain the highest or otherwise best price for the Equity Interests and the Acquired Contracts as required by the Bankruptcy Code.

6.4    Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.5    Acknowledgment by Purchaser; Independent Investigation; No Outside Reliance.

(a)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that it has been afforded full access to the books and records, facilities and personnel of the Companies and has conducted, to its full satisfaction, an independent investigation and verification of the Business (including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects) of the Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and the other members of the Purchaser Group have relied, are relying, and will rely solely on the representations and warranties of Seller and Companies expressly contained in Article II and Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) and the results of the Purchaser Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in that certain datasite administered by Intralinks (the “Dataroom”) and any other electronic or “virtual” dataroom, any presentations or other materials prepared by or on behalf of Seller or any other Seller Party, including those prepared by PJT (the “Information Presentation”), or any projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”) or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of Seller or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the other members of the Purchaser Group have relied only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any other member of the Purchaser Group and on which Purchaser or any other member of the Purchaser Group may rely in connection with the transactions contemplated by this Agreement and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations), including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of Seller, any other Seller Parties or any other Person on behalf of Seller or any other Seller Parties or any of their respective Affiliates or Advisors and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects of the Companies, the Business, or the quality, quantity or condition of Companies’ assets, are, in each case, specifically disclaimed by Seller, on their behalf and on behalf of each other Seller Parties. Purchaser, on its own behalf and on behalf of the other members of the Purchaser Group: (1) disclaims reliance on the items in clause (ii) in the immediately preceding sentence; (2) acknowledges and agrees that it does not have any knowledge that the representations and warranties of Seller or the Companies in this Agreement are not true and correct in all respects, and does not have any knowledge of any errors in, or material omissions from, the Schedules, (3) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence, and (4) that neither Seller nor any other Person (including the other Seller Parties) will have any obligation to updated any information (including any information in the Dataroom, the Information Presentation, or the Projections) provided to Purchaser or any other member of the Purchaser Group or its or their respective Advisors. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that no Company or any other Person (including the Seller Parties) has made, is making or is authorized to make, and Purchaser, on its own behalf and on behalf of the other members of the Purchaser Group, hereby waives, all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (x) any potentially material information regarding any Company or any of its assets, Liabilities or operations and (y) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of any Company’s business (including the Business), operations, assets, Liabilities, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b)    Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser Group of the Companies, Purchaser and the other members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of Seller or other Seller Parties, certain Projections. Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of Companies, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that it will not assert, institute, or maintain, and will cause each member of the Purchaser Group not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.5, including any such Action with respect to the distribution to Purchaser or any other member of the Purchaser Group, or Purchaser’s or any other member of the Purchaser Group’s use, of the information, statements, disclosures or materials in the Information Presentation, the Dataroom or Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the other members of the Purchaser Group, that the covenants and agreements contained in this Section 6.5 (i) require performance after the Closing to the maximum extent permitted by applicable Law and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 6.5, Seller would not enter into this Agreement.

6.6    Directors’ and Officers’ Indemnification.

(a)    For a period of six (6) years following the Closing, Purchaser shall (i) cause the Companies not to amend, repeal or otherwise modify their respective Organizational Documents as in effect as of immediately prior to the Closing, in any manner that would adversely affect the rights thereunder relating to the exculpation or indemnification of individuals who are or were directors, officers or similar functionaries of any Company (each, a “D&O Indemnified Party”) and (ii) cause each such Company to honor the indemnification, advancement of expenses and exculpation provisions and pay any amounts associated therewith pursuant to such Company’s Organizational Documents as in effect immediately prior to the Closing; provided that all rights to exculpation, indemnification or advancement of expenses in respect of any Action pending or asserted prior to Closing or within the six (6) year period after the Closing shall continue until the final disposition of such Action or final resolution of such claim.

(b)    If Purchaser or any Company, as applicable, or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Purchaser or such Company, as applicable, shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, such Party shall use reasonable best efforts to ensure that proper provision be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Purchaser or such Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.6(b).

(c)    The obligations of Purchaser under this Section 6.6 (i) shall survive the consummation of the transactions contemplated by this Agreement and the Closing, (ii) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives as if such Persons were a party to this Agreement, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise, (iv) will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written Consent of such affected Person and (v) shall be binding on Purchaser’s and each applicable Company’s acquirors, successors and assigns.

6.7    Transitional Use of Marks; Background Licenses.

(a)    The Companies may, solely for a period from the Closing Date until the date that is six (6) months thereafter (the “Phase-Out Period” ), continue to use the GenesisCare Marks listed on Schedule 6.7(a), solely to the extent and in substantially the same manner as used by the Companies immediately prior to the Closing. After the Closing, Purchaser shall cause the Companies and any other member of the Purchaser Group who uses the GenesisCare Marks after the Closing (as applicable) to, maintain quality standards at least as high as those in effect as of the Closing with respect to any products or services provided or delivered in connection with any GenesisCare Marks during the Phase-Out Period. All goodwill arising from or associated with the Purchaser Group’s use of any GenesisCare Mark shall inure to the benefit of the Seller or its Affiliates, as applicable, that own the applicable GenesisCare Mark.

(b)    Each of Seller and Purchaser, for itself, its Affiliates (including in the case of Seller, the Companies) and other members of the Purchaser Group, acknowledges and agrees that, except as expressly permitted under Section 6.7(a), no member of the Purchaser Group (including, after the Closing, the Companies) shall have, or are obtaining, any right, title or interest in, to or under any GenesisCare Marks. Purchaser (i) shall not, and following the Closing shall cause the other members of the Purchaser Group (including, after the Closing, the Companies) not to, hold themselves out as having any affiliation with Seller, its Subsidiaries, or the Retained Business; (ii) shall use commercially reasonable efforts to, to the extent practicable, avoid consumer confusion as between the Purchaser Group (including, after the Closing, the Companies) and the Business, on the one hand, and the Retained Entities and the Retained Business, on the other hand; and (iii) shall use commercially reasonable efforts to minimize (where reasonably practicable) during the Phase-Out Period, and shall eliminate by the expiration of the Phase-Out Period, any use of the GenesisCare Marks by any members of the Purchaser Group (including, after the Closing, the Companies), including (A) from all websites, social and mobile media or other digital content in their possession or control, and (B) from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Notwithstanding anything to the contrary in this Agreement, the Purchaser Group (including, after the Closing, the Companies) has the right to use the GenesisCare Marks in a non-trademark manner after the Closing solely (w) as required by applicable Law, (x) on internal business and legal documents, materials, and items, (y) to factually and accurately describe the history of the Companies or the business of the Seller Parties that previously constituted the Business, on the one hand, and Seller and the other Seller Parties, on the other hand, and (z) as otherwise permitted by Law.

(c)    Purchaser, for itself and on behalf of the other members of the Purchaser Group, acknowledges and agrees that, from and after the Closing, it shall indemnify Seller and the other Seller Parties and each of their respective officers, directors, employees, agents and representatives against and hold harmless from any losses suffered or incurred by any such indemnified party to the extent arising from any use by Purchaser or any other member of the Purchaser Group (including, after the Closing, the Companies) of the GenesisCare Marks or any breach of this Section 6.7.

6.8    Insurance. Purchaser acknowledges and agrees that, from and after the Closing, the Companies and the operations, assets and Liabilities of the Business in respect thereof, shall cease to be insured by Seller’s or the applicable Company or its or their respective Affiliates’ insurance policies or by any of their respective self-insured programs, and neither Purchaser nor its Affiliates (including the Business and the Companies) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, Companies, or the operations or assets or Liabilities in respect thereof. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.8. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, Companies, and the operations and assets and Liabilities in respect thereof. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Companies, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any Company or any of its Affiliates is a named insured.

6.9    Litigation Support. In the event that, and for so long as, any Seller Party or, any of the other Retained Entities, is prosecuting, contesting or defending any Action, investigation, charge, claim or demand by or against a third party or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, liability or loss in connection with (a) the transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Companies, Purchaser shall, and shall cause the other members of the Purchaser Group (and its and their respective Advisors) to, reasonably cooperate with the Seller Party and the other Retained Entities (as applicable) and its or their counsel, in such prosecution, contest or defense, including making available its personnel, participating in meetings and providing such testimony and access to its books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything in this Agreement to the contrary, Seller and the other Seller Parties shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Action, investigation, charge, claim or demand by or against a third party related to any Retained Entity or the Retained Business, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any rights in connection therewith.

6.10    Post-Closing Payments.

(a)    During the twenty-four (24) month period after the Closing (or in the case of any Seller Party, after the closing of the Bankruptcy Cases or winding-up of any such Seller Party, if earlier), in the event that any Seller Party or any member of the Purchaser Group receives payments or funds or such party discovers funds due or belonging to the other party pursuant to the terms of this Agreement, the Plan, or any of the other documents or certificates to be delivered in connection herewith or therewith, then the party receiving or discovering such payments or funds shall promptly forward or transfer or cause to be promptly forwarded or transferred such payments or funds to the proper party (with appropriate endorsements, as applicable), for no additional consideration, and will account to such other party for all such receipts. Each Party acknowledges and agrees, on its own behalf and on behalf of the other members of the Seller Party or Purchaser Group, as applicable, and its and their respective assigns, that, except as otherwise explicitly provided in this Agreement, there is no right of offset regarding such payments and neither the Seller Parties nor any member of the Purchaser Group may withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement, the Plan, or any of the other documents or certificates to be delivered in connection herewith or therewith.

(b)    During the twenty-four (24) month period after the Closing, if any member of the Purchaser Group receives any mail or packages addressed to any Seller Party and which do not relate to the Business, such member of the Purchaser Group shall promptly deliver (or cause to be delivered) such mail or packages to the appropriate Seller Party at the address listed in Section 9.3.

(c)    During the twenty-four (24) month period after the Closing, if any of the Seller Parties receives any mail or packages solely relating to the Business, such Seller Party shall promptly deliver (or cause to be delivered) such mail or packages to the appropriate member of the Purchaser Group.

(d)    Prior to any such transfer or delivery of such payments or funds referred in Section 6.10(a), 6.10(b) or 6.10(c), the applicable payments or funds shall be held in trust for the benefit or burden (as applicable), insofar as reasonably possible, of the Person entitled thereto or to be charged therewith (as applicable) until the consummation of the transfer or delivery thereof in accordance with this Section 6.10.

6.11    Intercompany Accounts. At the Closing, each Company shall have sufficient Cash on hand to pay off all net intercompany balances and accounts accrued, due, or payable as of the Closing, including the net amounts of the intercompany balances and accounts set forth on Schedule 6.11 that are still due and payable at Closing, between or among the Retained Entities and/or any of their Affiliates (including Massachusetts Oncology Services, P.C. “MoS” ) (collectively, the “Entities” ), on the one hand, and any Company, on the other hand (the “Intercompany Balances” ). To the extent any Intercompany Balances are paid before the Closing, any and all such amounts due and payable to MoS shall be paid first. Notwithstanding the foregoing, if either of the Companies does not have sufficient Cash on hand at the Closing to pay off all Intercompany Balances of such Company due and payable at the Closing (other than any Intercompany Balances due and payable to MoS), the obligations and liabilities relating to such remaining Intercompany Balances shall be forgiven, released, and eliminated by the Entities (other than MoS) to which such Intercompany Balances are owed by execution of a legally binding written instrument evidencing that there will no longer be any outstanding Intercompany Balances of such Company as of the Closing As used in this Section 6.11, “Cash” means, as of the 12:01 am Eastern Time on the Closing Date, (i) the actual cash balances and cash equivalents of a particular Company, including amounts in transit and all third party-checks deposited or held in any account of the Company that have not yet cleared, and (ii) net of any outstanding checks and drafts.

ARTICLE VII
CONDITIONS TO CLOSING

7.1    Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Topco and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)    no court of competent jurisdiction shall have entered any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is still in effect;

(b)    the Bankruptcy Court shall have entered the Confirmation Order in a form reasonably acceptable to Purchaser and the Plan shall have become effective in accordance with its terms;

(c)    the receipt of written Consent by the appropriate Governmental Body to the indirect transfer of the radioactive materials license held by RWRT as of the date hereof; and

(d)    Entry by Seller and Purchaser into a Consent Agreement with the Rhode Island Department of Health regarding the Change in Effective Control application process for the Organized Ambulatory Care Facility Licenses, issued by the Rhode Island Department of Health, to (1) SNERCC (ACF01647, ACF01647-01) and (2) RWRT (ACF01646).

7.2    Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser), on or prior to the Closing Date, of each of the following conditions:

(a)    (i) the representations and warranties made by Seller set forth in Article II and Article III, (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the Closing as though made on and as of the Closing, except (A) that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates has not had a Material Adverse Effect and (ii) the representations and warranties set forth in Section 2.1 (Organization and Qualification and Capitalization of Company), Section 2.4 (Brokers), Section 3.1 (Organization of Seller), Section 3.2 (Authorization and Validity of Agreement), and Section 3.5 (Brokers) (collectively, the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except that such Fundamental Representations that are made as of a specified date need be true and correct in all material respects only as of such date;

(b)    Seller shall not have breached in a manner that is material with respect to the transactions contemplated by this Agreement, taken as a whole, the covenants required to be performed or complied with by Seller under this Agreement at or prior to Closing;

(c)     Purchaser shall have received on and as of the Closing a certificate of an authorized officer of Seller confirming that (i) the conditions set forth in Sections 7.2(a) and 7.2(b) applicable to Seller have been satisfied; and (ii) the conditions to (A) the Closing Date set forth in the Plan and (B) the Restructuring set forth in the Plan, in each case, shall have been satisfied (or waived with the Consent of Purchaser) in accordance with the Plan;

(d)    Purchaser shall have received on and as of the Closing an Assignment of Equity Interests for each Company substantively in the form attached hereto as Exhibit A, executed and delivered by Seller and New England Radiation Therapy Management Services, Inc.;

(e)    Purchaser shall have received on and as of the Closing a Bill of Sale and Assignment and Assumption Agreement substantively in the form attached hereto as Exhibit B, executed and delivered by Seller and Purchaser; and

(f)    Seller shall have delivered or caused to be delivered to Purchaser the following items:

(i)    the consent of all members of the Board of Managers of RWRT, to the continuation of RWRT as a limited liability company notwithstanding the bankruptcy of the applicable Seller as a member of RWRT, effective as of a date prior to the end of the 90-day period following June 1, 2023;

(ii)    the consent of all members of the Board of Managers of SNERCC, effective as of prior to June 1, 2023, to the continuation of SNERCC as a limited liability company notwithstanding the bankruptcy of the applicable seller as a member of SNERCC, effective as of a date prior to the end of the 90-day period following June 1, 2023;

(iii)    the consent of all members of the Board of Managers of RWRT to the transfer of the applicable seller’s membership interest in RWRT to Purchaser in accordance with Section 13.1 of the operating agreement of RWRT;

(iv)    the consent of all members of the Board of Managers of SNERCC to the transfer of the applicable seller’s membership interest in SNERCC to Purchaser in accordance with Section 13.1 of the operating agreement of SNERCC;

(v)    the waiver by the non-seller members of RWRT of the right of first refusal set forth in Section 14 of the operating agreement of RWRT; and

(vi)    the waiver by the non-seller members of SNERCC of the right of first refusal set forth in Section 14 of the operating agreement of SNERCC.

7.3    Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Topco), on or prior to the Closing Date, of each of the following conditions:

(a)    the representations and warranties made by Purchaser in Article IV shall be true and correct in all respects as of the Closing as though made on and as of the Closing (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date), except for any failure of such representations and warranties to so true and correct that has not had, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby;

(b)    Purchaser shall not have breached in a manner that is material with respect to the transactions contemplated hereby, taken as a whole, the covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)     Seller shall have received on and as of the Closing a certificate of an authorized officer of Purchaser confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.

ARTICLE VIII
TERMINATION

8.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 8.1, and in no other manner:

(a)    by the mutual written Consent of Topco and Purchaser;

(b)    by written notice of either Purchaser, on the one hand, or Topco, on the other hand, to the other, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 8.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(c)    by written notice of either Purchaser, on the one hand, or Topco, on the other hand, to the other, if the Closing shall not have occurred on or before the later of (i) March 10, 2024 and, where applicable, (ii) the Auction Outside Date (the later of (i) and (ii), the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement; provided further that Topco may extend the Outside Date up to an additional thirty (30) days to the extent necessary to satisfy the conditions set forth in Section 7.1 so long as the other conditions in Article VII have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied);

(d)    by written notice from Topco to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser (other than a breach or failure by Purchaser to close when required pursuant to Section 1.3), then Topco may not terminate this Agreement under this Section 8.1(d) for so long as Purchaser continues to exercise reasonable best efforts to cure such breach unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) 15 days after Topco first notifies Purchaser of such breach, and (ii) Topco’s right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to Topco at any time that Seller is in material breach of any covenant, representation or warranty hereunder;

(e)    by written notice from Purchaser to Topco, upon a breach of any covenant or agreement on the part of Seller, or if any representation or warranty of Seller will have become untrue, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided that (i) if such breach is curable by Seller (other than a breach or failure by Seller to close when required pursuant to Section 1.3), then Purchaser may not terminate this Agreement under this Section 8.1(e) for so long as Seller continues to exercise reasonable best efforts to cure such breach unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) 15 days after Purchaser first notifies Topco of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Purchaser at any time that Purchaser is in material breach of any covenant, representation or warranty hereunder;

(f)    by written notice from Topco to Purchaser, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied) or waived and Purchaser fails to complete the Closing at the time required by Section 1.3;

(g)    by written notice from Topco to Purchaser, if Seller or the board of directors (or equivalent governing body) of Seller determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(h)    by written notice of either Purchaser or Topco, if (i) Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Winning Bidder or the Back-Up Bidder at the Auction or (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Winning Bidder or the Back-Up Bidder; or

(i)    by written notice either from Purchaser, on the one hand, or Topco, on the other hand, if Purchaser is not the Winning Bidder or the Back-Up Bidder at the Auction.

8.2    Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become null and void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided that Sections 1.4, 6.1(b), and 8.2 and Article IX shall survive any such termination; provided further that no termination will relieve Purchaser from any Liability for damages, losses, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and would include the benefits of the transactions contemplated by this Agreement lost by Topco, Seller and Companies (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of Topco, Seller and such Company) resulting from any Willful Breach of this Agreement by Purchaser prior to the date of such termination (which will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder). Subject to Section 9.12, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1    Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five (5) years following the Closing Date, and nothing in this Section 9.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Seller each acknowledge and agree, on their own behalf and, with respect to Seller, on behalf of the Companies, and with respect to Purchaser, on behalf of the other members of the Purchaser Group, that the agreements contained in (among others) Section 6.5 and this Section 9.1 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years. Purchaser, on behalf of itself and the other members of the Purchaser Group, hereby waives all rights and remedies with respect to any environmental, health or safety matters, including those arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any other Environmental Laws, relating to this Agreement or the transactions contemplated hereby.

9.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including Section 6.6 and Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement, and the other agreements contemplated hereby and thereby, the performance of this Agreement and the other agreements contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that all Transfer Taxes will be allocated pursuant to Section 9.20(a).

9.3    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (provided that the sender receives confirmation of such delivery), if before 5:00 pm Eastern Standard Time on a Business Day and otherwise, on the next Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

American Shared Hospital Services

601 Montgomery St. Suite 1112

San Francisco, CA 94111
Attention:         Craig K. Tagawa, President
                          Ray Stachowiak, Executive Chairman
E-mail:             ctagawa@ashs.com; rstachowiak@ashs.com

with copies to (which shall not constitute notice):

Adler Pollock & Sheehan P.C.

One Citizens Plaza, 8th Floor

Providence, RI 02903
Attention:         Patricia K. Rocha, Esq.

                      Joseph Avanzato, Esq.
E-mail:              procha@apslaw.com

                      javanzato@apslaw.com

Notices to Seller, Topco, and Companies (if before Closing):

GenesisCare USA Holdings, Inc.
1419 SE 8th Terrace, Suite 200
Cape Coral, FL 33990
Attention:         Shaden Marzouk
                           Jack Seal
E-mail:              Shaden.marzouk@usa.genesiscare.com
                          Jack.seal@usa.genesiscare.com
                          Legalnotices@usa.genesiscare.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
200 Clarendon Street, 47th Floor
Boston, MA 02116
Attention:         Shayla K. Harlev
                         Steven N. Serajeddini, P.C.
                         Steve Toth
                          Daniel W. Vaczy
                         Larissa Cespedes-Yaffar
                          Neil K. Vohra
                         Jaimie Fedell
E-mail:             Shayla.harlev@kirkland.com
                         Steven.serajeddini@kirkland.com
                         Steve.toth@kirkland.com
                         Dan.vaczy@kirkland.com
                         Larissa.cespedesyaffar@kirkland.com
                          Neil.vohra@kirkland.com

                      Jaimie.Fedell@kirkland.com

Notices to Seller or Topco (if after Closing):

GenesisCare USA Holdings, Inc.
c/o Genesis Care Finance Pty Ltd.
Building 7, Level 1
41/43 Bourke Road
Alexandria NSW 2015, Australia
Attention:         David Young
                          Nicola Brookes
E-mail:             David.young@genesiscare.com
                         Nicola.brookes@genesiscare.co.uk
                         GCCompanySecretary@genesiscare.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
200 Clarendon Street, 47th Floor
Boston, MA 02116
Attention:        Shayla K. Harlev
                         Steven N. Serajeddini, P.C.
                         Steve Toth
                          Daniel W. Vaczy
                         Larissa Cespedes-Yaffar
                          Neil K. Vohra
                         Jaimie Fedell
E-mail:             Shayla.harlev@kirkland.com
                         Steven.serajeddini@kirkland.com
                         Steve.toth@kirkland.com
                          Dan.vaczy@kirkland.com
                         Larissa.cespedesyaffar@kirkland.com
                          Neil.vohra@kirkland.com

                      Jaimie.Fedell@kirkland.com

9.4    Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Confirmation Order, Seller, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 11 cases; provided that such assignee assumes all of the assignors obligations hereunder and neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written Consent of each of Purchaser and Topco, and any attempted assignment or delegation without such prior written Consent shall be null and void and not relieve Purchaser of any of its obligations under this Agreement and the transactions contemplated hereby and Purchaser shall remain liable for such assignee’s breach or failure to perform any of its or Purchaser’s obligations under this Agreement and the transactions contemplated hereby.

9.5    Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Topco or (b) waived only in a writing executed by the Party against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

9.6    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than (a) for purposes of Section 6.6 (Directors’ and Officers’ Indemnification), the D&O Indemnified Parties, and (b) the Parties hereto and their permitted successor and assigns, to any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.7    Non-Recourse; Release. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, (a) no past, present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties to this Agreement or for any Agreement Dispute (as defined herein), and (b) in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Person. Without in any way limiting the foregoing, each Party, both for itself and its past, present or future equityholders, members, partners, managers, directors, officers, employees, Affiliates, agents or Advisors and their respective successors and assigns, (i) waives and releases all such Liabilities against any such Persons who are not expressly Parties, including any and all causes of Action arising from or otherwise relating to such Person’s receipt of consideration or other benefits from this Agreement and the transactions contemplated hereby and thereby, and (ii) acknowledges and agrees that no past, present or future equityholders, members, partners, managers, directors, officers, employees, Affiliates, agents or Advisors of an expressly named Party to this Agreement or their respective successors and assigns shall have any shared or vicarious liability or otherwise be the subject of legal or equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims for the actions, omissions, or fraud of any other Person.

9.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

9.9    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

9.10    Schedules. The Schedules have been arranged for purposes of convenience in separately numbered schedules corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules, references in the Schedules to any documents, schedules or exhibits attached thereto will be deemed to incorporate the contents of such attachment into the Schedules, and any disclosure in the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The headings of the sections and paragraphs contained in the Schedules have been inserted for convenience of reference only and will in no way restrict or otherwise modify or influence the interpretation of any of the terms or provisions of this Agreement or the information contained in the Schedules. The information contained in this Agreement, in the Schedules and exhibits and other attachments hereto and thereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission of liability by any Party or any of their respective Advisors to any third party of any matter whatsoever, including any violation of Law, breach of Contract or otherwise. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

9.11    Complete Agreement. This Agreement, the exhibits attached hereto, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Equity Interests and the Acquired Contracts and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Equity Interests and the Acquired Contracts and the transactions contemplated by this Agreement. In the event of any conflict between this Agreement, on the one hand, and the Plan or any other documents delivered in connection hereby or thereby, on the other hand, the terms of this Agreement shall control. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

9.12    Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of Seller or Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to any Party pursuant to this Section 9.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit such Party from seeking to collect or collecting damages. Notwithstanding anything in this Agreement to the contrary, if any Party pursues any injunction(s) or other Order to enforce specifically the terms of this Agreement, the Outside Date shall automatically be extended by (a) the amount of time during which such injunction(s) or Order is ending, plus twenty (20) Business Days or (b) such longer time period established by the Court presiding over such injunction(s) or Order.

9.13    Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

9.14    Governing Law; Waiver of Jury Trial.

(a)    Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15    No Right of Set-Off. Purchaser, on its own behalf and on behalf of the other members of Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser, any other member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

9.16    Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any Party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

9.17    Publicity. None of Seller or Purchaser shall, and none of them shall permit their respective controlled Affiliates (including the Companies) to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Topco, as applicable, disclosure is otherwise required of such Party by applicable Law, such disclosure is consistent with (and discloses no substantive terms of the Agreement other than those disclosed in prior permitted releases) or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser, Seller or the Companies (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law, Bankruptcy Court requirement, or rule to consult with the other Party with respect to the text thereof. Without limiting the foregoing, no Party, without the prior written approval of each of Topco and Purchaser, shall disclose the Purchase Price, the approximate amount of the Purchase Price, any other financial information from which the approximate amount of the Purchase Price may be determined, or disclose any of the other essential terms of this Agreement, except (a) as required by Law or required for financial reporting purposes and except, (b), in the case of Seller, to its Affiliates or its or their respective Advisors or its or their respective financing sources as necessary in connection with the ordinary conduct of its or their respective businesses, or (c) to the extent such statements are consistent with, and disclose no substantive terms of this Agreement other than those disclosed in any previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by each of Topco and Purchaser).

9.18     Bulk Sales Laws. The Parties intend that pursuant to section 1141(d)(1) and section 365(a) of the Bankruptcy Code, the transfer of the Equity Interests and the Acquired Contracts under the Plan shall be free and clear of any Encumbrances in the Equity Interests and the Acquired Contracts including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances and restrictions on transfer arising under applicable securities Laws or as otherwise set forth in the Organizational Documents of any Company, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Confirmation Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

9.19    Fiduciary Obligations. Nothing in this Agreement or any document related to the transactions contemplated hereby or thereby will require Seller any of its Affiliates or their respective directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law. Seller retains the right to pursue any transaction or restructuring strategy of the Companies that, in Seller’s business judgment, will maximize the value of the estate of the Companies.

9.20    Tax Matters.

(a)    Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other similar Taxes and recording charges payable by reason of the Acquisition and the transfer of assets related to the Business or to any Company pursuant to the transactions contemplated hereby (excluding, income taxes of Seller) (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes. Purchaser shall indemnify Seller against any losses suffered by Seller as a result of Purchaser failing to comply with its obligations under this Section 9.20.

(b)    Preparation of Tax Returns and Payment of Taxes; Cooperation.

(i)     Seller shall prepare and file all Tax Returns with respect to the Companies and the Acquired Contracts for any Tax period ending on or before the Closing Date.

(ii)    Each of Purchaser and Seller shall, and Seller (to the extent it is able) shall cause the Companies to, fully cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns, any Action with respect to Taxes, and any other Tax matters, in each case relating to the Business, the Acquired Contracts or any Company (including in connection with any obligations of Seller under Treasury Regulations Section 1.751-1(a)(3)); provided that in providing any information, assistance and access in accordance therewith, each Party shall be entitled to redact information that is not Exclusive to the Business (including the Acquired Contracts). Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax matter and making relevant employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, Purchaser shall provide to Seller and its Advisors such reasonable access to or copies of the books and records of the Companies, upon reasonable notice and during normal business hours, as Seller may reasonably request in connection with any Tax matters or other reasonable business purpose.

(iii)    Purchaser shall prepare and timely file all Tax Returns with respect to the Companies and the Acquired Contracts that are not addressed by Section 9.20(b)(i). With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice and shall provide Topco with a draft of such Tax Returns for its review and comment, as follows: (i) with respect to income Taxes, at least 30 days prior to the applicable filing deadline, and (ii) with respect to any other Taxes, at least 15 days prior to the applicable filing deadline, in each case, taking into account any ordinary course extensions. Purchaser shall incorporate any changes reasonably requested by Topco with respect to such Tax Returns. Purchaser shall be responsible for paying any Taxes of any Company reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 9.20(b). In the preparation of any such Tax Return with respect to income Taxes properly allocable to a Straddle Period, Purchaser (on behalf of the applicable Company) shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. Law) to account for any varying interests in the applicable Company for a Straddle Period.

(iv)    Without Seller’s prior written consent, Purchaser shall not file any Tax Return, file an amendment to any previously-filed Tax Return, or otherwise take any Tax position or action that could increase any Tax that is payable or otherwise borne by the Companies with respect to a Tax period ending on or before the Closing Date.

(c)     Notwithstanding anything herein to the contrary, the Companies shall not, and the Purchaser shall use reasonable best efforts to cause the Companies to not, make an election under Section 6226 of the Code with respect to any tax period (or portion thereof) ending on or before the Closing Date during which Seller was a member.

(d)    Purchaser shall use reasonable best efforts to deliver or cause the Companies to deliver no later than ninety (90) days following the Closing Date, such Company’s proposed amount of gain or loss attributable to “section 751 property” attributable to the sale of the Equity Interests and the Acquired Contracts, together with information reasonably necessary or requested by Seller to confirm or validate such proposed amounts. If Seller delivers a written objection within thirty (30) days after receipt of such proposal, then Purchaser shall, and shall use reasonable best efforts to cause the each Company to, and Seller shall negotiate in good faith to resolve any such objection, and, if such objection cannot be resolved within thirty (30) days of Purchaser’s receipt of Seller’s objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and the Companies and Seller shall resolve such dispute (in its capacity as an expert and not an arbiter) and the resolution of such dispute shall be final and binding on the Parties. The Parties and their respective Affiliates shall file all Tax Returns in accordance with such amount of “section 751 property” (as finally determined under this Section 9.20(d)) and not take any Tax related action inconsistent with such amount, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

9.21    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)    Purchaser waives and will not assert, and agrees to cause the other members of the Purchaser Group (including, following the Closing, the Companies), to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller Party (any such Person, a “Designated Person”) in any matter involving this Agreement, the Bankruptcy Cases or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Bankruptcy Cases or any other agreements or transactions contemplated hereby or thereby, including Kirkland & Ellis, LLP (any such representation, the “Current Representation”).

(b)    Purchaser waives and will not assert, and agrees to cause the other members of the Purchaser Group (including, following the Closing, the Companies), to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between or among any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or any other member of the Purchaser Group (including, following the Closing, any Company), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the applicable Seller Party and that the Seller Parties (including the Companies), and not Purchaser or any other member of the Purchaser Group or the Companies, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Purchaser or any other member of the Purchaser Group (including, following the Closing, the Companies), shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and the other Seller Parties, as applicable, and not of Purchaser or any of the other members of the Purchaser Group (including the Companies), and none of Purchaser or any other members of the Purchaser Group or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or any other member of the Purchaser Group (including, following the Closing, the Companies), or does not belong to any Seller Party (including the Companies). Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any other member of the Purchaser Group (including, following the Closing, the Companies), on the one hand, and a third party other than a Seller Party, on the other hand, Purchaser or the other member(s) of the Purchaser Group (including, following the Closing, the Companies), may seek to prevent the disclosure of the Privileged Communications to such third party and request that such Seller Party not permit such disclosure, and Seller shall cause such Seller Party to consider such request in good faith.

9.22    Topco. Each Party agrees that Topco has the power and authority, and Topco has the unilateral right to delegate all such power and authority to one or more designees under common control or to an affiliated entity, to unilaterally act on behalf of Seller for the purposes specified under this Agreement or the transactions contemplated hereby. Such power will include the power to make all decisions, actions, Consents and determinations on behalf of Seller, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. Purchaser shall be entitled to rely on any action or omission taken by Topco or it’s designee(s) on behalf of Seller.

ARTICLE X
ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

10.1    Certain Definitions.

(a)    “Action” means any action, complaint, summons, decree, suit, litigation, arbitration, third-party mediation, audit, or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before any Governmental Body.

(b)    “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. The term “Affiliate” does not include the Companies.

(d)    “Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, whereby any Person or group of Persons (other than Seller and its Affiliates or Purchaser and its Affiliates) acquires (i) beneficial ownership of a majority of the equity interests of the Companies or (ii) a material portion of the assets and liabilities of the Companies, whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise; provided that (y) a plan or liquidation of any Company will not constitute an Alternative Transaction and (z) any plan of reorganization or liquidation of any Retained Entity or Seller’s Affiliates (other than the Companies) shall not constitute an Alternative Transaction.

(e)    “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(f)    “Bidding Procedures Order” means the Bankruptcy Court’s Order (i) Approving the Bidding Procedures, (ii) Approving Bid Protections, (iii) Establishing Related Dates and Deadlines, (iv) Approving the Form and Manner of Notice Thereof, (v) Approving Contract Assumption and Assignment Procedures, and (vi) Granting Related Relief [Docket No. 227].

(g)    “Business” means the business of the Companies, in each instance, solely within the United States, pursuant to which the Companies own medical and radiation treatment centers (or similar centers) that provide outpatient radiation oncology services; provided that all businesses owned, operated or managed by Seller and the other Seller Parties in respect of the Retained Business shall not be included in the “Business”.

(h)    “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(i)    “Commercial Payor” means any private insurer, managed care plan, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan or any other Person or entity that maintains a similar payor program.

(j)    “Company Systems” means any and all computer systems, servers, hardware systems, software, websites, databases, circuits, networks, workstations, and other information technology systems owned by any Company, Seller or any other Seller Party, in each case, to the extent Exclusive to the Business.

(k)    “Confidentiality Agreement” means that certain letter agreement, dated as of August 9, 2023, by and between Genesis Care Pty Ltd. and Purchaser.

(l)    “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(m)    “Contract” means any contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement that is legally binding upon a Person or its property, in each case, other than a purchase order, service order, letter of intent, or sales order.

(n)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

(o)    “Data Security Requirements” means all of the following, to the extent relating to the collection, storage, security, use, transfer, or disposition of data, in each case to the extent applicable to any Company: (i) all applicable Laws, (ii) policies, procedures and practices of any Company, and (iii) applicable provisions of Contracts to which any such Company is a party.

(p)    “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

(q)    “Environmental Laws” means all Laws concerning pollution, Hazardous Materials, or protection of the environment.

(r)    “Exclusive to the Business” means used exclusively or held for use exclusively in or arising exclusively out of the operation or conduct of the Business as conducted by the Companies and their respective Affiliates as of immediately prior to the Closing.

(s)    “GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof or, as applicable, the date of the Financial Statements (except for Leases for Leased Real Property, which shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board).

(t)    “GenesisCare Marks” means any and all trademarks, service marks, logos and other indicia of origin of Seller or any of its Affiliates at any time prior to the Closing, including “GenesisCare,” and in each case, including any translations, transliterations, variations or derivatives thereof, either alone or in combination with other words, trademarks or elements, and including any trademarks confusingly similar thereto.

(u)    “Governmental Authorization” means any permit, license, certificate, Consent, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(v)    “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(w)    “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein).

(x)    “Hazardous Material” means any toxic, hazardous, or radioactive material, substance, or waste regulated under Environmental Laws due to its dangerous or deleterious properties or characteristics.

(y)    “Healthcare Laws” means those Laws that are applicable to the healthcare operations of the Business, including: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (ii) all Laws related to fraud and abuse, false claims and kickbacks, including the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the Exclusion Laws (42 U.S.C. § 1320a-7); (iv) HIPAA (defined below); and (v) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; in each case, as amended, and all regulations promulgated pursuant thereto.

(z)    “Healthcare Permits” means all material licenses, permits, authorizations, and approvals that are required for the healthcare operations of the Business as currently conducted or in connection with each Company’s ability to own, lease, operate or manage any of its property or business, in each case that are issued or enforced by a Governmental Body with jurisdiction over any Healthcare Law.

(aa)    “HIPAA” shall mean the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

(bb)    “Intellectual Property” means any and all intellectual property and other proprietary rights in any jurisdiction throughout the world, whether registered or unregistered including any and all inventions, patents, trademarks, service marks or trade names, works of authorship, copyrights, mask works, domain names, software, trade secrets and know-how, applications and registrations for and goodwill associated with any of the foregoing and rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the forgoing.

(cc)    “IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

(dd)    “Knowledge of Seller” or words of similar like import means the actual knowledge of each of Shaden Marzouk, Chad Gober, Jack Seal, Jenny Robinson, and Mike McLeroy, in each case without personal liability on the part of any of them.

(ee)    “Law” means any law, rule, regulation, judgment, order, of any Governmental Body in effect on or prior to the date of this Agreement.

(ff)    “Lease” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company.

(gg)    “Leased Real Property” means, collectively, each leasehold interest to each real property leased by any Company.

(hh)    “Liability” means as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(ii)    “Managed Entities” means any Person that is party to a management agreement with any Company whereby such Company manages such Person.

(jj)    “Managed Entity Agreement” means a management services agreement or administrative services agreement between any Company and any Managed Entity.

(kk)    “Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) that has a material adverse effect on the Business of the Companies, taken as whole; provided that none of the following (or consequences thereof), either alone or in combination, shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) any Effect in, arising from or relating to general business or economic conditions affecting the industry in which any Company or any of their respective Affiliates operate or their respective business (including the Business) is conducted, including Effects arising from or relating to competition or matters in the Ordinary Course and other Effects within such industry, new entrants into such industry, new products from other participants in such industry, changes in product pricing due to such competition, changes in market share or financial results due to such competition, and other related changes resulting from such competition; (ii) Effects in, arising from or relating to national or international political or social conditions, including tariffs, riots, protests, the engagement by the United States or other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States or of any other country; (iii) Effects in, arising from or relating to any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including COVID-19 or the worsening thereof) or any quarantine or trade restrictions related thereto or any other force majeure; (iv) Effects in, arising from or relating to the decline or rise in price of any currency or any equipment or supplies necessary to or used in the provision of services by any Company (including any resulting inability to meet customer demands or fulfill purchase orders and any resulting breaches of Contracts); (v) Effects in, arising from, or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract, or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (vi) Effects in, arising from or relating to changes in, GAAP or the interpretation thereof; (vii) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or Consents of any Governmental Body (including, any such items related to Section 6.2) and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing; (viii) Effects in, arising from or relating to (A) the taking of any action permitted or contemplated by this Agreement (including the Acquisition) or at the request of Purchaser or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, or (C) the negotiation, announcement, or pendency of this Agreement or the transactions contemplated hereby, the identity, nature, or ownership of Purchaser or Purchaser’s plans with respect to the Companies, including the impact thereof on the relationships, contractual or otherwise, of the business of any Company (including the Business) with employees, customers, lessors, suppliers, vendors, or other commercial partners or litigation arising from or relating to this Agreement or the transactions contemplated hereby; (ix) Effects in, arising from, or relating to any existing event, occurrence or circumstance that is publicly known or disclosed or with respect to which Purchaser has knowledge as of the date hereof, including any matter set forth in the Schedules; (x) Effects in, arising from or relating to any action required to be taken under any existing Contract to which any Company (or any of their respective assets or properties) is bound; (xi) Effects that arise from any seasonal fluctuations in the business of any Company (including the Business); (xii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) and any other failure to win or maintain customers or business (including the Business); (xiii) the Effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement, (including the Acquisition) or the financing thereof or the Plan or any breach by Purchaser of this Agreement (including the Acquisition) or the Plan; (xiv) the matters set forth on the Schedules and any changes or developments in, or Effects or results arising from or relating to, matters set forth on the Schedules; or (xv) (A) the commencement or pendency of the Bankruptcy Cases; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the Confirmation Order, the Plan, liquidation or Restructuring of the Companies, or their Affiliates or (3) the assumption or rejection of any Contract or (C) any Order of the Bankruptcy Court or any actions or omissions of any Company or its Affiliates in compliance therewith; provided that any adverse Effects resulting or arising from the matters described in clauses (i) through (vii) may be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate adverse effect on the Companies in the aggregate relative to similarly situated participants in the industries and geographic areas in which the Companies operate (in which case only such incremental materially disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).

(ll)    “Material Contracts” means each Contract, or group of Contracts with the same party or related parties, Exclusive to the Business of any Company (excluding any Leases, Contracts with Commercial Payors, employees and physicians and purchase orders) currently in effect which by its, or their, terms is a Contract set forth on Schedule 10.1(ll).

(mm)    “Order” means any order, injunction, order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Confirmation Order).

(nn)    “Ordinary Course” means the ordinary and usual course of operations of the Business of the Companies taken as a whole and taking into account the contemplation, commencement and pendency of the Bankruptcy Cases and past practice in light of the current pandemic, epidemic or disease outbreak (including COVID-19); provided that any action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, epidemic or disease outbreak (including COVID-19) shall be deemed to be in the ordinary course of business.

(oo)    “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(pp)    “Overhead and Shared Services” includes the following ancillary or corporate shared services that are provided to the Business by Seller or the other Seller Parties (including any physician group affiliated with Seller): travel and entertainment services; medical equipment maintenance and support services; procurement and supply arrangements; treasury services; strategy and business development, business planning and forecasting, financial reporting and billing services; accounting services; tax services; internal audit services; investor relations services; human resources and employee relations management services; employee benefits services; physician services; customs and excise services; medical and clinical advisory services; information technology and platform services; and service improvement and operational excellence services.

(qq)    “Permits” means all licenses, permits, registrations, accreditations, certifications, qualifications, agreements, authorizations, easements, orders, certificates, franchises, qualifications, rulings, waivers, variances, Consents, enrollments (including national provider identifier and Medicare numbers), and exemptions pending with or issued by Governmental Bodies or accreditation organizations, or the administrative agents thereof, in each case, that is material to the Companies, taken as a whole.

(rr)    “Permitted Encumbrance” means Encumbrances for utilities and Taxes or other governmental charges not yet due and payable, being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code, easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments which do not, individually or in the aggregate, materially and adversely affect the use or occupancy of the Leased Real Property in the operation of the Business conducted thereon, applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of the Leased Real Property in any manner that would have a material adverse effect on the Business, matters that would be disclosed by an accurate survey or inspection of the real property, as applicable,  materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable, licenses of Intellectual Property, any Encumbrances arising under equipment leases for equipment owned by Seller or any of its Subsidiaries, such other Encumbrances or title exceptions which do not, individually or in the aggregate, materially and adversely affect the Business, any Encumbrances set forth on Schedule 10.1(rr), and solely prior to Closing, any Encumbrances that will be removed or released by operation of the Confirmation Order.

(ss)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

(tt)    “Purchaser Group” means, with respect to Purchaser, (i) Purchaser, (ii) any Affiliate of Purchaser (including, following the Closing, the Companies) and (iii) each of its and their respective former, current or future Affiliates, Subsidiaries, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(uu)    “Retained Business” means all businesses, activities and operations of Seller and its Affiliates, other than the Business and the Companies.

(vv)    “Retained Entities” means Genesis Care Pty Ltd and its Subsidiaries (other than the Companies).

(ww)    “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(xx)    “Seller Party” or “Seller Parties” means (i) Seller, (ii) if before the Closing, the Companies, (iii) if after the Closing, the Retained Entities, and (iv) each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(yy)    “Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

(zz)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. The defined term “Subsidiary” shall not include any Managed Entities.

(aaa)    “Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes including any net income, gross receipts, capital stock, franchise, profits, ad valorem, value added, import, export, withholding, social security, unemployment, disability, workers compensation, real property, personal property, stamp, excise, occupation, sales, use, transfer, conveyance, service, registration, premium, windfall or excess profits, customs, duties, licensing, surplus, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.

(bbb)    “Tax Return” means any return, report or similar filing (including the attached schedules and any amendments thereof) filed or required to be filed with any Taxing Authority with respect to Taxes.

(ccc)    “Taxing Authority” means any U.S. federal, state, local or non-U.S. government, any subdivision, agency, commission or authority thereof that is responsible for the administration, imposition or collection of Tax or enforcement of any law in relation to Tax.

(ddd)    “Willful Breach” shall mean a deliberate act or a deliberate failure to act regardless of whether breaching was the conscious object of the act or failure to act.

10.2    Index of Defined Terms.

Acquired Contracts...................................... 1

Acquisition.................................................. 1

Agreement................................................... 1

Agreement Dispute.................................... 36

Assumed Liabilities..................................... 2

Auction Outside Date................................ 17

Back-Up Bidder......................................... 16

Bankruptcy Cases........................................ 1

Bankruptcy Code......................................... 1

Bankruptcy Court........................................ 1

Chosen Courts........................................... 36

Closing........................................................ 2

Closing Date................................................ 3

Closing Date Payment................................. 2

Code............................................................ 9

Company..................................................... 1

Company Benefit Plan................................ 8

Confirmation Order..................................... 1

Current Representation.............................. 40

D&O Indemnified Party............................ 22

Dataroom................................................... 20

Deposit........................................................ 3

Designated Person..................................... 40

Effect......................................................... 45

Enforceability Exceptions......................... 10

Entities....................................................... 25

Equity Interests............................................ 1

ERISA......................................................... 8

Escrow Agent.............................................. 3

Express Representations............................ 20

Financial Statements................................... 6

Fundamental Representations................... 27

Information Presentation........................... 20

Intercompany Balances............................. 25

MoS........................................................... 25

Outside Date.............................................. 29

Parties.......................................................... 1

Party............................................................ 1

Petition Date................................................ 1

Phase-Out Period....................................... 23

PJT............................................................... 5

Plan.............................................................. 1

Post-Closing Representation..................... 40

Privileged Communications...................... 40

Projections................................................. 20

Purchase Price............................................. 2

Purchaser..................................................... 1

Restructuring............................................... 1

Schedule...................................................... 4

Seller............................................................ 1

Topco........................................................... 1

Transfer Taxes........................................... 38

Trial Balance............................................... 6

Winning Bidder......................................... 16

10.3    Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b)    References to the “transactions contemplated hereby”, “transactions contemplated herein”, “transactions contemplated by this Agreement” or words or phrases of similar import, shall, unless stated otherwise, include references to the Acquisition and any other transactions contemplated thereby, including under the Plan. References to “in connection with the Bankruptcy Cases” shall, unless stated otherwise, include references to the Plan, as Applicable.

(i)    References to “as of the Closing”, “as of the Closing Date” or words or phrases of similar import shall mean the Closing after giving effect to the Closing Date in the Plan, unless stated otherwise.

(ii)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(iii)    The words “to the extent” shall mean “the degree by which” and not simply “if.”

(iv)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(v)    Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(c)    The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(d)    All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(e)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(f)    Any document or item will be deemed “delivered,” “provided” or “made available” by Seller or any Company, within the meaning of this Agreement if such document or item is (i) included in the Dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at Seller’s or Topco’s offices (or such other office as Seller or Topco may designate).

(g)    Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(h)    Any reference to any particular Bankruptcy Code section or other Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code section or Law, the reference to such Bankruptcy Code section or other Law means such Bankruptcy Code section or other Law as in effect at the time of such violation or non‑compliance or alleged violation or non-compliance.

(i)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(j)    A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

AMERICAN SHARED HOSPITAL SERVICES

By:	/s/ Ray Stachowiak
Name:	Ray Stachowiak
Title:	Executive Chairman

Signature Page to Investment Agreement

SELLER:

GENESISCARE USA, INC.

By:	/s/ Shaden Marzouk, MD
Name:	Shaden Marzouk, MD
Title:	Director and Authorized Signatory

TOPCO:

GENESISCARE USA HOLDINGS, INC.

By:	/s/ Shaden Marzouk, MD
Name:	Shaden Marzouk, MD
Title:	Director and Authorized Signatory

Signature Page to Investment Agreement

Exhibit A

FORM OF ASSIGNMENT OF EQUITY INTERESTS

THIS ASSIGNMENT OF EQUITY INTERESTS (this “Assignment”) is made as of [●], 2023, by and between GenesisCare USA, Inc., a Florida corporation (“GC USA”), New England Radiation Therapy Management Services, Inc., a Massachusetts corporation (“NERT”, and together with GC USA, each a “Seller” and collectively the “Sellers”), and American Shared Hospital Services, a California corporation (the “Purchaser”).

WHEREAS, GC USA is the direct owner of sixty percent (60.00%) of Southern New England Regional Cancer Center, LLC (“SNERCC”), a Rhode Island limited liability company, and NERT is the direct owner of sixty percent (60.00%) of Roger Williams Radiation Therapy, LLC, a Rhode Island limited liability company (“RWRT”, and together with SNERRC, each a “Company” and collectively the “Companies”; such equity interests, collectively, the “Interest”); and

WHEREAS, each Seller desires to assign, transfer and convey all of its respective right, title and interest in the Interest to the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment. Each Seller hereby sells, assigns, transfers and conveys the Interest to the Purchaser, and the Purchaser hereby accepts such sale, assignment, transfer and conveyance of the Interest from such applicable Seller, in each case, as of the Closing (as defined in that certain Investment Agreement, dated as of November 10, 2023, by and among GC USA, the Purchaser and the other parties thereto (the “Investment Agreement”).

2.	Parties Bound. This Assignment shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

3.

Governing Law. This Assignment shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware without giving effect to the conflict of law principles thereof.

4.	Effective Time. This Assignment shall be effective as of the Closing under the Investment Agreement.

5.	Execution in Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment.

[Signature page follows.]

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed as of the date first above written.

GenesisCare USA, Inc.

By:          ___________________________________

Name: ___________________________________

Title: ___________________________________

New England Radiation Therapy Management Services, Inc.

By:          ___________________________________

Name: ___________________________________

Title: ___________________________________

American Shared Hospital Services

By:          ___________________________________

Name: Ray Stachowiak

Title: Executive Chairman

A-2

Exhibit B

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023, by and between GenesisCare USA, Inc., a Florida corporation (“Seller”), and American Shared Hospital Services, a California corporation (“Purchaser”). Seller and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and Purchaser have entered into that certain Investment Agreement, dated as of November 10, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), providing for, among other things, the sale and assignment by Seller to Purchaser of the Equity Interests and the Acquired Contracts identified on Schedule A to this Agreement, and the assumption by Purchaser of the Equity Interests, the Acquired Contracts, and the Assumed Liabilities;

WHEREAS, Seller desires to sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title, and interest in, to and under the Acquired Contracts, pursuant to the terms of, and in contemplation of the consummation of the transactions contemplated by, the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is required by Section 7.2(e) of the Purchase Agreement and a condition to the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

1.    Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2.    Transfer of Acquired Contracts. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Seller does hereby sell, transfer, assign, convey and deliver to Purchaser, and Purchaser does hereby purchase, acquire and accept from Seller, all of Seller’s direct or indirect right, title and interest in, to and under all of the Acquired Contracts, free and clear of all Encumbrances (other than Permitted Encumbrances).

3.    Assignment and Assumption. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Seller does hereby sell, transfer, assign, convey and deliver to Purchaser, and Purchaser does hereby take assignment of, all of Seller’s direct or indirect right, title and interest in, to and under the Assigned Contracts as of the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances). Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Purchaser does hereby assume and agree to pay, satisfy, discharge and perform any and all of the Assumed Liabilities.

4.    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or in the Purchase Agreement, Purchaser shall not assume or otherwise be liable in respect of any Liability other than the Assumed Liabilities.

5.    Terms of the Purchase Agreement. This Agreement is executed and delivered pursuant to the Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail in all respects to the extent of such conflict. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall this Agreement be construed to, amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, indemnities, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Seller or Purchaser provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms.

6.    Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the parties hereto agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3 of the Purchase Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

7.    Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

8.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.    Binding Effect. This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Confirmation Order, Seller, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 11 cases.

10.    Further Assurances. In addition to the actions specifically provided for in the Purchase Agreement, from time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.    Amendment; Waiver. Any provision of this Agreement may be (a) amended only in a writing signed by each Party or (b) waived only in a writing executed by the Party against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

13.    Counterparts. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

GenesisCare USA, Inc.

By: ______________________________
Name: ______________________________
Title: ______________________________

PURCHASER:

American Shared Hospital Services

By: ______________________________
Name: Ray Stachowiak
Title: Executive Chairman

Schedule A

Acquired Contracts (Local RI Commercial Payor Contracts)

Vendor	Agreement	Original Contract Number	Contracting Entity	State
Aetna Health Management, LLC	Payer Agreement	2185.4910C	GenesisCare USA, Inc. (f/k/a 21st Century Oncology, Inc.)	Rhode Island
Blue Cross Blue Shield of Rhode Island	Payer Agreement	2185.5136C	GenesisCare USA, Inc. (f/k/a 21st Century Oncology, Inc.)	Rhode Island
Integra Community Care Network, LLC	Managed Care Agreement	2185.5377C	GenesisCare USA, Inc. (f/k/a 21st Century Oncology, Inc.)	Rhode Island
Pace Organization of Rhode Island	Payer Agreement	2185.4914C	GenesisCare USA, Inc. (f/k/a 21st Century Oncology, Inc.)	Rhode Island